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                                                                     Exhibit 4.1

                   Certificate of the Powers, Designations,
                   Preferences and Relative, Participating,
                   Optional and Other Special Rights of the

                             SERIES E CONVERTIBLE
                                PREFERRED STOCK

                                      OF

                           THE ARISTOTLE CORPORATION


                      and the Qualifications, Limitations
                        or Restrictions Thereof, Which
                        Have Not Been Set Forth in the
                         Certificate of Incorporation
                          or in Any Amendment Thereto

                    (Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware)

     The undersigned, John J. Crawford, President and Chief Executive Officer of The Aristotle Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Corporation"), DOES HEREBY CERTIFY:

     That pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors. of the Corporation, at a meeting duly called and held on August 28, 1997, duly authorized the following resolutions.

          "RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, the Board of Directors of the Corporation hereby creates a series of Preferred Stock of the Corporation to consist of 489,131 of the 3,000,000 shares of Preferred Stock, $.01 par value per share, which the Corporation now has authority to issue, and the Board of Directors of the Corporation hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock (in addition to the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows:

          Designation and Number.  The distinctive designation of the series
          ----------------------
          shall be Series E Convertible Preferred Stock (hereinafter, "Series E Preferred"); the number of
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          shares of Series E Preferred which the Corporation is authorized to issue shall be 489,131.

     l.   Definitions.  For purposes of this Certificate of Designation, the
          -----------
          following terms shall have the meanings indicated.

          (a) The term "Acceleration Event" means the occurrence at any time of any of the following (it being understood that the Corporation shall provide the holders of Series E Preferred with prompt written notice thereof):

               (1) the Corporation's Tangible Net Worth at the end of any calendar month is less than $1,250,000 for any reason whatsoever, and remains below $1,250,000 for a period of 60 days subsequent thereto, provided, however, that if the Corporation has not received a written notice declaring the foregoing to be an Acceleration Event from holders of Series E Preferred within 90 days from the date such holders are notified of the foregoing, then no Acceleration Event shall be deemed to have occurred; or

               (2) the Corporation's Consolidated Tangible Net Worth at the end of any calendar month is less than $4,000,000 as a result of actions by the Corporation not in the ordinary course of business, and remains below $4,000,000 for a period of 60 days subsequent thereto, provided, however, that if the Corporation has not received a written notice declaring the foregoing to be an Acceleration Event from holders of the Series E Preferred within 90 days from the date such holders are notified of the foregoing, then no Acceleration Event shall be deemed to have occurred; or

               (3) the Corporation's failure to maintain cash or cash equivalents of at least $540,000 against which no provider of credit (other than trade creditors of the Corporation in the ordinary course of business) has any recourse; or

               (4) a default in any of the covenants and provisions of Section
               5.06 of that certain Preferred Stock Purchase Agreement dated as of October 21, 1997 between the Corporation and Geneve Corporation; or

               (5) there being fewer than two representatives of the' holders of Series E Preferred on the Corporation's Board of Directors; or

               (6) the issuance of shares of stock (other than Excluded Shares) such that the issued and outstanding shares of the Corporation owned by the holders of Series E Preferred represents less than 30% of the outstanding value of the stock of the Corporation at any testing date; provided, however, that in the event that the Corporation issues any Excluded Shares which would cause the holders of Series E Preferred to have less than 30% of the outstanding value of the stock of the Corporation at any testing date, the holders of Series E Preferred shall have the right to purchase, as of the testing date, such number of shares of Common Stock from the Corporation at the then Fair Market Value thereof so that such holders have not less than 30% of the outstanding value of the stock of the Corporation at such testing date; provided further, however, that such holders have determined, in their sole reasonable discretion, that they are unable to purchase in the open market such shares of Common Stock at the Fair Market Value thereof as of the testing date (all of the foregoing within the meaning of Section 382 of the Internal Revenue Code of 1986 and the regulations pertaining thereto); or

               (7) the issuance of shares of stock or rights, warrants or options entitling the holders thereof to subscribe for or purchase shares of stock such as to cause an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986 and the regulations pertaining thereto).

          (b) The term "Consolidated Tangible Net Worth" means the excess of the tangible assets (as defined under GAAP) over the liabilities (as defined under GAAP) of the Corporation and its subsidiaries, on a consolidated basis, excluding the issued and outstanding shares of Series E Preferred.

          (c) The term "Excluded Shares" means shares of Common Stock issued or issuable (1) in connection with an offering by the Corporation of shares of its Common Stock to its then current holders of shares of Common Stock pursuant to which offering the holders of Series E Preferred shall have an opportunity to participate on a then pro rata basis; (2) to officers, employees or directors of the Corporation or any of its subsidiaries pursuant to a stock option plan approved by the shareholders of the Corporation; (3) to directors of the Corporation in connection with grants of shares of Common Stock as compensation; and (4) upon conversion of any shares of Preferred Stock of the Corporation issued and outstanding as of October 21, 1997.

          (d) The term "Fair Market Value" means the average of the Market Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on the day before the day in question, or if such Market Prices per share of Common Stock are not so available, the fair market price per share of Common Stock as determined by the Board of Directors of the Corporation, whose determination shall be final, binding and conclusive if made in good faith.

          (e) The term "GAAP" means generally accepted accounting principles, consistently applied.

          (f) The term "Junior Stock" means the Common Stock, and all those classes and series of preferred or special stock and all those series of Preferred Stock which, by the terms of the Certificate of Incorporation (as the same may hereafter be amended) or of the instrument by which the Board of Directors of the Corporation, acting pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), shall designate the special rights and limitations of each such class and series of preferred or special stock or series of Preferred Stock, shall be subordinate to Series E Preferred with respect to the right of the holders thereof to receive dividends or to participate in the assets of the Corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the Corporation.

          (g) The term "Market Prices per share of Common Stock" for any Trading Day means (i) the closing bid price for the Common Stock (as defined in Section 7(g) hereof) on such Trading Day as published by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or, if such prices are not so published by NASDAQ, the average of the high and low bid prices for the Common Stock on such Trading Day, as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose) or
          (ii) if the Common Stock is then listed or admitted to trading on a national securities exchange, the last sale price regular way for the Common Stock on such Trading Day as reported in the consolidated transaction reporting system for securities listed or traded on such exchange, or, in case no such reported sale takes place on such Trading Day, the reported closing bid price regular way for the Common Stock on such Trading Day on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

          (h) The term "Parity Stock" means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and all those classes and series of preferred or special stock and all those series of Preferred Stock which, by the terms of the Certificate of Incorporation (as the same may hereinafter be amended) or of the instrument by which the Board of Directors of the Corporation, acting pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), shall designate the special rights and limitations of each such class and series of preferred or special stock or series of Preferred Stock, shall be on a parity with Series E Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the Corporation.

          (i) The term "Senior Stock" means all those classes and series of preferred or special stock and all those series of Preferred Stock which, by the terms of the Certificate of Incorporation (as the same may hereafter be amended) or of the instrument by which the Board of Directors of the Corporation, acting pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), shall designate the special rights and limitations of each such class and series of preferred or special stock or series of Preferred Stock, shall be, senior to Series E Preferred with respect to the right of the holders thereof to receive dividends or to participate in the assets of the Corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the Corporation.

          (j) The term "Tangible Net Worth" means the total common stockholders' equity of the Corporation on a parent company basis (per Schedule 1 of the Corporation's Annual Report on Form 10-K) adjusted as follows:

               (i) decrease (subtract) for the recorded amount of the direct and/or indirect investment in the equity of The Strouse, Adler Company ("Strouse") or any other subsidiary of the Corporation (excluding Aristotle Sub., Inc., not including Strouse);

               (ii) increase (add) for the recorded amount of minority interest in the equity of any subsidiary of the Corporation; and

               (iii) increase (add) for the recorded amount of the Series E Preferred,

          all in accordance with GAAP. By way of example only, as at June 30, 1997, on a pro-forma basis, the Corporation's Tangible Net Worth is $2,551,160 computed as follows:

          Corporation's total common stockholders' equity    $ 6,510,711
          Subtract indirect investment in the equity of
            Strouse                                           (6,403,576)
          Add minority interest in the equity of
            subsidiary                                           194,025
          Add Series E Preferred                               2,250,000
                                                             -----------
                                                             $ 2,551,160
                                                             ===========

          (k) The term "Trading Day" means any day on which trading takes place
          (i) in the over-the-counter market and prices reflecting such trading are published by NASDAQ, or (ii) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

     2.   Dividends.  (a)  The holders of Series E Preferred, in preference to
          ---------
          the holders of Junior Stock, shall be entitled, in conjunction with any provision then being made for the holders of Parity Stock, to receive cumulative cash dividends at, but not exceeding, the rate of $.3680 per share per annum, payable when, as and if declared by the Board of Directors of the Corporation out of any assets of the

          Corporation lawfully available for the payment of dividends, payable quarterly on the last days of March, June, September and December in each year, commencing with the last day of March, 1998; provided, however, in the event that (i) the Corporation fails to pay in full dividends for two consecutive quarters or (ii) the Corporation fails to redeem the shares of Series E Preferred in accordance with the provisions of Section 6 hereof, the dividend rate set forth above shall be $.5520 per share per annum, but only for the period or periods during which the events set forth in (i) and/or (ii) remain unremedied. Such dividends on Series E Preferred shall accrue and be cumulative with respect to any shares issued on or after the date of the initial issuance of shares of Series E Preferred, so that the first dividend on shares of Series E Preferred, payable on the last day of March, 1998, shall be in an amount per share (computed to the nearest whole cent) determined by multiplying $.3680 by a fraction, the numerator of which is the number of days from the date of the initial issuance of shares of Series E Preferred to March 31, 1998, and the denominator of which is 365. Such dividends on Series E Preferred shall accrue and be cumulative with respect to shares issued subsequent to March 31, 1998 from the dividend payment date next preceding the date on which such shares are issued. Dividends shall accrue and be cumulative on a day to day basis, whether or not earned or declared, on each share of Series E Preferred from the date on which dividends thereon are cumulative; it is understood, however, that dividends shall not compound. If the stated dividends on shares of Series E Preferred are not paid in full, shares of Series E Preferred and all Parity Stock, if any, shall share ratably in the payment of dividends, including accumulations thereof, if any, on such shares in accordance with the sums which would be payable on such shares if all dividends were paid in full.

          (b) So long as any Series E Preferred is outstanding, no dividends whatever shall be paid or declared, nor shall any distribution be made, on any Junior Stock, other than a dividend or distribution payable in Junior Stock or warrants or other rights to purchase Junior Stock, unless all dividends on Series E Preferred for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart.

     3.   Liquidation Preference.  Series E Preferred shall be preferred as to
          ----------------------
          assets over Junior Stock so that, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred shall be entitled, in conjunction with any provision then being made for the holders of Parity Stock, to have set apart for them or to be paid out of the assets of the Corporation, after provision for the holders of Senior Stock, if any, but before any distribution is made to or set apart for the holders of Junior Stock, upon such liquidation, dissolution or winding up, an amount in cash equal to, and in no event more than, $4.60 per share of Series E Preferred plus a sum of money equal to all dividends accrued and unpaid thereon to the date that payment is made available to the holders of Series E Preferred. If, upon such liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to the holders of its stock shall, after provision for the holders of Senior Stock, if any, be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Series E Preferred and the amounts receivable by the holders of Parity Stock, if any, then all such assets of the Corporation shall be distributed ratably among the holders of Series E Preferred and the holders of Parity Stock, if any, in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Corporation nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 4.

     4.   Voting Rights.  (a) In addition to the rights hereinafter specified in
          -------------
          this Section 5 and any other rights provided by law, a holder of Series E Preferred shall be entitled (i) to the number of votes per share equal to the number of whole shares of Common Stock into which each share of Series E Preferred is convertible as of the record date for the determination of stockholders entitled to vote, (ii) to vote on all matters upon which the holders of Common Stock are entitled to vote, other than the election of directors and appointment of the Corporation's independent auditors, and (iii) to notice of any stockholders meeting in accordance with the By-laws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series E Preferred held by each holder) shall be rounded to' the nearest whole number (with one-half being rounded upward). Except as otherwise provided in the Certificate of Incorporation or as expressly required by law, the holders of Series E Preferred and the holders of Common Stock shall vote together as a single class on all matters presented to stockholders and not as separate classes.

          (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of Series E Preferred so as to affect adversely Series E Preferred or increase or decrease the number of shares of Series E Preferred authorized hereby, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, (i) the authorization of any shares of capital stock with preference or priority over Series E Preferred as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation and (ii) any merger or consolidation of the Corporation into or with another entity, the sale or conveyance to another entity of the property of the Corporation as an entirety or substantially as an entirety (other than the sale of the stock or all or substantially all of the assets of Strouse for fair value as determined by the Board of Directors of the Corporation) or the liquidation or dissolution of the Corporation, shall be deemed to affect adversely Series E Preferred for purposes of this Section 5(b).

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     5.   Redemption of Series E Preferred.
          --------------------------------

          (a)  Mandatory Redemption. On December 31, 2007 (the "Maturity Date"),
               --------------------
          the holder(s) of outstanding shares of Series E Preferred shall be entitled to receive an amount in cash equal to $4.60 per share, subject to equitable adjustments whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series E Preferred Stock (the "Redemption Price"), plus all accrued and unpaid dividends on such shares of Series E Preferred to the Maturity Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the prior redemption of Series E Preferred or the conversion of Series E Preferred at the option of the holder at any time prior to the Maturity Date. As of the Maturity Date, dividends on Series E Preferred shall cease to accrue, all voting rights and privileges of the Series E Preferred herein and all rights of the holders thereof as stockholders of the Corporation shall cease and such shares shall cease to be outstanding. The Corporation shall make appropriate arrangements for the payment of cash in respect of the Redemption Price plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption, if any, in exchange for and contingent upon surrender of certificates representing Series E Preferred, and the Corporation may defer the payment of the Redemption Price or dividends on such shares of Series E Preferred until, and make such payment contingent upon, the surrender of such certificates representing Series E Preferred, provided that the Corporation shall give the holders of Series E Preferred such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Series E Preferred subsequent to the Maturity Date. Amounts payable in cash in respect of shares of Series E Preferred shall not bear interest.

          (b)  Redemption at Option of the Corporation.  Subject to the
               ---------------------------------------
          provisions of Section 6(d) hereof, the Corporation, at its option, may (except as otherwise provided in Section 7 hereof) redeem, at any time after December 31, 2001, the whole or, from time to time, any part of Series E Preferred at the Redemption Price, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption.

          (c)  Redemption at Option of Holder. At any time after the earlier to
               ------------------------------
          occur of (i) an Acceleration Event or (ii) December 31, 2001, the Corporation shall redeem, at the option of a holder of Series E Preferred, the whole or, from time to time, any part of Series E Preferred at the Redemption Price, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption. If the funds of the Corporation legally available for redemption of shares of Series E Preferred are insufficient to redeem the total number of shares of Series E Preferred submitted for redemption, those funds which are legally available shall be used first to redeem the maximum possible number of whole shares of Series E

          Preferred ratably among the holders of such shares of Series E Preferred in proportion to the full amount such holders of Series E Preferred would otherwise be entitled to receive in redemption of such shares and only after payment of the full amount such holders of Series E Preferred would otherwise be entitled to receive in full redemption of such shares shall any payment in redemption be made to holders of any other class or series of the capital stock of the Corporation. The shares of Series E Preferred not redeemed shall remain outstanding and entitled to all rights and preferences provided herein, including, but not limited to, the accrual of dividends pursuant to Section 3 hereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series E Preferred, such funds shall be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

          (d) Not less than fifteen (15) days nor more than forty-five (45) days prior to the date fixed for any redemption of Series E Preferred (the "Redemption Date"), (x) pursuant to Section 6(a) or 6(b), a notice specifying the Redemption Date, time and place thereof shall be given by mail to the holders of record of the shares to be redeemed at their respective addresses as shown on the stock records of the Corporation or (y) pursuant to Section 6(c), a notice specifying the Redemption Date, time and place thereof shall be given by mail to the Corporation at its principal business address. If less than all shares of Series E Preferred then outstanding are being redeemed, the notice of redemption mailed to each holder of shares of Series E Preferred to be redeemed or to the Corporation, as the case may be, shall identify the shares of Series E Preferred held by such holder to be redeemed. Except as provided above, no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (i) to whom the Corporation has failed to mail such notice or (ii) whose notice was defective. An affidavit of the Secretary of the Corporation (or of a transfer agent for Series E Preferred, if one has been appointed) that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (e) From and after the Redemption Date determined pursuant to Section 6(b) or 6(c) (unless default be made by the Corporation in providing monies for the payment of the Redemption Price, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption, except due to the failure of the holders of such shares to surrender such certificates representing the Series E Preferred to be redeemed), all dividends on shares of Series E Preferred thereby called for redemption shall cease to accrue, such shares shall cease to be outstanding and all voting rights and privileges as set forth herein and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of the Redemption Price, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption) shall cease.

          (f) If the Corporation shall, with respect to shares of Series E Preferred called for redemption, irrevocably deposit, in trust for the account of the holders of shares of Series E Preferred to be redeemed, a sum sufficient to redeem such shares upon surrender of certificates therefor, then no dividends shall accrue with respect to such shares which have been called for redemption and such shares shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date on which written notice of redemption has been sent to holders thereof and such deposit has been made. Any monies so deposited by the Corporation which shall not be required for redemption because of the exercise of any right of conversion subsequent to the date of the deposit, and any interest accrued on any monies so deposited, shall be repaid to the Corporation upon request.

          (g) Subject to the terms and provisions of Section 6(f), on' each Redemption Date, the Corporation shall, at the place specified in the notice of redemption, upon presentation and surrender to the Corporation by the holder thereof of one or more certificates representing shares of Series E Preferred to be redeemed, deliver or cause to be delivered to or upon the written order of such holder a sum in cash equal to the Redemption Price, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption, of the shares of such holder to be redeemed on such date, together with, if the certificate(s) presented and surrendered by such holder represent a greater number of shares than the number of shares to be redeemed from such holder, one or more new certificates registered in the name of such holder and representing the shares of Series E Preferred not redeemed.

          (h) Shares of Series E Preferred redeemed pursuant to this Section 6 or converted pursuant to Section 7 hereof shall thereupon be deemed retired and shall resume the status of authorized but unissued shares of Preferred Stock (without serial designation) and may, subject to the provisions hereof, be reissued as shares of Series E Preferred or shares of any other series of Preferred Stock as determined' by the Board of Directors of the Corporation.

     7.   Conversion.
          ----------

          (a) Subject to the provisions of Section 6 hereof regarding redemption and to the terms and conditions of this Section 7, each share of Series E Preferred shall be convertible, at the option of the holder thereof (except that, in respect of any such shares which shall have been called for redemption by the Corporation, such option shall terminate at the close of business on the second full business day prior to the date fixed for redemption unless the Corporation shall default in the payment of the Redemption Price, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption, unless due to the failure of the holders of such shares to surrender such certificates representing the Series E Preferred to be redeemed), into the number of whole shares (calculated to the nearest whole share with 5/10ths of a share being considered as nearer to the next higher whole share) of fully paid and nonassessable Common Stock as is determined by dividing $4.60 by the then applicable conversion price fixed or determined pursuant to the provisions of
          Section 7(d) hereof, by surrender of a certificate or certificates for shares of Series E Preferred so to be converted at the principal place of business of the Corporation to the attention of the Secretary (or at such other place or places, or to such other person's attention, as may be designated by the Corporation) at any time during usual business hours, together with written notice that the holder elects to convert all such shares of Series E Preferred, or a stated number of shares thereof, in accordance with the provisions of this Section 7. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued.

          (b) As promptly as practicable after exercise by any holder of such holder's option to convert any shares of Series E Preferred pursuant to the provisions of this Section 7, the Corporation shall deliver or cause to be delivered to or upon the written order of such holder one or more certificates representing the number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct, together with, if the certificate(s) surrendered evidence a greater number of shares than the number of shares to be converted, one or more certificates evidencing the shares of Series E Preferred not to be converted. Each such conversion shall be deemed to have been made immediately prior to the close of business on the day the option to convert is exercised, and all rights of the converting holder as a holder of the shares of Series E Preferred surrendered for conversion shall cease at such time and the person or persons in whose name or names the certificate(s) for the shares of Common Stock issuable upon conversion are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time.

          (c) If the last day for the exercise of the conversion option be, in the jurisdiction where the principal place of business of the Corporation (or other place designated by the Corporation as a place for conversion of shares of Series E Preferred) is located, a Saturday, Sunday or legal holiday, then such conversion option may be exercised, at the conversion price in effect on such last day, upon the next succeeding day not a Saturday, Sunday or legal holiday, in such jurisdiction.

          (d) The conversion price for shares of Series E Preferred shall be $4.60 per share, provided that, if adjustment of the conversion price is required pursuant to Sections 7(d)(i) through 7(d)(v) hereof, the conversion price shall be such adjusted price.

          (i)   In case any of the following shall occur:

                    (x) any reclassification or change in the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

                    (y) any consolidation or merger other than involving a subsidiary of the Corporation (other than Strouse) to which the Corporation is a party (other than a merger in which the Corporation is the surviving corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock); or

                    (z) any sale or conveyance to another entity of the property of the Corporation as an entirety or substantially as an entirety, other than a sale/leaseback, mortgage or other similar financing transaction, then, in each such case, appropriate provision shall be made, effective as of the effective date of any such reclassification, change, consolidation, merger, sale or conveyance, as the case may be, whereby the holders of Series E Preferred then outstanding shall have the right to convert such shares of Series E Preferred into the kind and amount of shares of stock and other securities and property which would have been receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of shares of Common Stock which would have been issuable upon conversion of the shares of Series E Preferred immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. In connection with any provision made pursuant to the terms of the preceding sentence, provision shall also be made for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions of this Section 7(d)(i) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

          (ii) In case the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock issuable upon conversion of Series E Preferred, then, in each such case, the conversion price in effect immediately prior to such subdivision or combination shall, effective as of the effective date of such subdivision or combination, be proportionately decreased in the case of subdivision or proportionately increased in the case of combination.

          (iii) In case the Corporation shall issue rights, warrants or options entitling the holder to subscribe for or purchase shares of Common Stock (other than Excluded Shares), (A) at a price per share of Common Stock less than 85% of the Fair Market Value of a share of Common Stock on the record date mentioned below or (B) at a price per share of Common Stock less than the conversion price in effect on the record date mentioned below, the conversion price shall be reduced to the lower of the prices determined by:

                    (y) multiplying the conversion price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at 85% of. the Fair Market Value of a share of Common Stock on such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the maximum number of additional shares of Common Stock offered for subscription or purchase; and

                    (z) multiplying the conversion price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the conversion price then in effect and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the maximum number of additional shares of Common Stock offered for subscription or purchase.

          Such adjustment shall be made whenever such rights, warrants or options are issued; and, to the extent that such rights, warrants or options expire unexercised, the conversion price shall be readjusted to the conversion price which would then be in effect had the' adjustments made as of the record date for the issuance of such rights, warrants or options been made upon the basis of the issuance of rights, warrants or options to subscribe for or purchase only the number of shares of Common Stock as to which such rights, warrants or options were actually exercised. In case the Corporation shall issue rights, warrants or options entitling the holder to subscribe for or purchase securities convertible into, exchangeable for or carrying a right to purchase shares of Common Stock (such securities being referred to herein as "Convertible Securities"), (A) such issuance shall be deemed to be an issuance of rights, warrants or options to such holders entitling them to subscribe for or purchase Common Stock at the price per share for which Common Stock is issuable upon conversion, exchange or exercise of such Convertible Securities (determined by. dividing (x) the minimum aggregate consideration payable to the Corporation upon the issuance of such rights, warrants or options, plus the minimum aggregate amount of additional consideration, if any, other than such Convertible Securities, payable upon the conversion, exchange or exercise thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of such Convertible Securities issuable upon the exercise of such rights, warrants or options), and (B) the total maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of such Convertible Securities shall be deemed to be the number of shares of Common Stock offered for subscription or purchase. To the extent that such Convertible Securities expire or otherwise terminate without being converted, exercised or exchanged, the conversion price shall be readjusted to the conversion price which would then be in effect had the adjustments made as of the record date for the issuance of such rights, warrants or options been made upon the basis of the issuance of the number of shares of Common Stock that were actually issued upon the conversion, exercise or exchange of such Convertible Securities.

          (iv) In case the Corporation shall pay a dividend or make a distribution to all holders of shares of Common Stock, as such, of shares of its stock, evidences of its indebtedness, assets or rights, warrants or options (excluding dividends or distributions payable in cash out of retained earnings of the Corporation, distributions relating to sub-divisions and combinations covered by Section 7(d) (ii) hereof and rights, warrants or options to purchase or subscribe for shares of Common Stock or Convertible Securities covered by Section 7(d) (iii) hereof), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be the total number of shares' of Common Stock outstanding immediately prior to such record date multiplied by the Fair Market Value of a share of Common Stock on such record date, less the fair market value (as determined by the Board of Directors of the Corporation) as of such record date of said shares of stock, evidences of indebtedness or assets so paid or distributed or of such rights, warrants or options, and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such record date multiplied by the Fair Market Value of a share of Common Stock on such record date.
               Such adjustment shall be made whenever any such dividend is paid or such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution.

          (v) In case the Corporation shall issue shares of Common Stock, other than Excluded Shares, (A) at a price per share of Common Stock less than 85% of the Fair Market Value of a share of Common Stock on the record date mentioned below or (B) at a price per share of Common Stock less than the conversion price in effect on the record date mentioned below, the conversion price shall be reduced to the lower of the prices determined by:

                    (y) multiplying the conversion price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall. be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so issued would purchase at 85% of the Fair Market Value of a share of Common Stock on such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so issued; and

                    (z) multiplying the conversion price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so issued would purchase at the conversion price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so issued.

          Such adjustment shall be made whenever such shares are issued. In case the Corporation shall issue Convertible Securities (A) such issuance shall be deemed to be an issuance of Common Stock at the price per share for which Common Stock is issuable upon conversion, exchange or exercise of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration payable to the Corporation upon the conversion, exchange or exercise thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of such Convertible Securities), and (B) the total maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of such Convertible Securities shall be deemed to be the number of shares of Common Stock so issued. To the extent that such Convertible Securities expire or otherwise terminate without being converted, exercised or exchanged, the conversion price shall be readjusted to the conversion price which would then be in effect had the adjustments made as of the record date for the issuance of such Convertible Securities been made upon the basis of the issuance of the number of shares of Common Stock that were actually issued upon the conversion, exercise or exchange of such Convertible Securities.

          (vi) For purposes of Sections 7(d) (iii) through 7(d)(v) hereof, the following provisions (A) to (D) shall also be applicable:

                    (A) The number of shares of Common Stock outstanding at any given time shall include shares of Common Stock owned or held by or for the account of the Corporation or any of its subsidiaries, and the issuance of rights, warrants or options to purchase or subscribe for such treasury shares (or securities convertible into, exchangeable for or carrying a right to purchase such treasury shares) or the distribution of any such treasury shares shall not be considered an issuance, dividend or distribution for purposes of Sections 7(d)(iii) through (v) hereof.

                    (B) No adjustment of the conversion price shall be made
               unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least one percent in the conversion price then in effect hereunder.

                    (C) In any case in which this Section 7(d) shall require
               that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of Series E Preferred converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares issuable upon such conversion before giving effect to such adjustment.

                    (D) Except as otherwise expressly provided in this Section
               7(d), no adjustment in the conversion price shall be made by reason of the issuance or sale, in exchange for cash, property or services, of shares of Common Stock, or any Convertible Securities.

          (e)  Whenever the conversion price is adjusted as provided in this
          Section 7, then, in each such case, the Corporation shall mail, or cause to be mailed, to the holders of Series E Preferred, of record not more than ten (10) days before the date of mailing, a notice in writing stating the adjusted conversion price then and thereafter effective under the provisions hereof, the method of calculating such adjusted conversion price shown in reasonable detail, and the facts on which such calculation is based. An affidavit of the Secretary of the Corporation (or of a transfer agent for the Series E Preferred, if one has been appointed) that any such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (f) As used in this Section 7, the term "Common Stock" shall mean and include the Corporation's Common Stock authorized on the date of the original issue of shares of Series E Preferred and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (g) The Corporation shall pay cash in lieu of issuing a fractional share of Common Stock upon the conversion of any Series E Preferred.

          (h) Upon any conversion, no adjustment shall be made for dividends on Series E Preferred surrendered for conversion or on Common Stock delivered.

          (i) The Corporation will at all times reserve and keep available out of its authorized but unissued stock, solely for the purpose of issue upon conversion of Series E Preferred, as provided in this Section 7, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred, and, upon the issuance thereof upon conversion, all in accordance with the provisions hereof, such shares of Common Stock when issued upon receipt of certificates representing such shares of Series E Preferred, plus any additional consideration, shall be duly and validly issued, fully paid and nonassessable.

          (j) The issuance of certificates for shares of Common Stock shall be made without charge for any tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the converted Series E Preferred, the Corporation shall not be required to issue or deliver any stock certificate or certificates unless and until the holder has paid to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the' satisfaction of the Corporation that such tax has been paid.

          (k) In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders of such securities who are entitled to receive any dividend (other than a cash dividend) or other distribution on Common Stock or any right, warrant or option to subscribe for or purchase any shares of Common Stock or any Convertible Securities, or (ii) any reclassification or recapitalization of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation, any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series E Preferred at least ten (10) days prior to the record date, effective date, or exchange date specified in such notice, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution, rights, warrants, or options, (B) the date on which any such reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, or winding-up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up.

     8.   General. The section headings contained in this Certificate of
          -------
          Designations are for reference purposes only and shall not affect in any way the meaning of this Certificate of Designations.

     THE UNDERSIGNED, the President and Chief Executive Officer of The Aristotle Corporation, hereby make this certificate, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set his hand this 22nd day of October, 1997.


                                    THE ARISTOTLE CORPORATION



                                    By:    /s/ John J. Crawford
                                           ---------------------------
                                    Name:  John J. Crawford
                                    Title: President and Chief
                                           Executive Officer